UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  June 24, 2005

NUVIM, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-51359	13-4083851
(Commission File Number)	(IRS Employer Identification No.)

12 Route 17 North, Suite 210
Paramus, NJ	07652
(Address of Principal Executive Offices)	(Zip Code)

(201) 556-1010
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4©)

Section 3 - Securities and Trading Markets
Item 3.02. Unregistered Sales of Equity Securities.

On June 24, 2005, NuVim, Inc. (the “Company”) issued the following unregistered securities concurrently with the closing of its initial public offering (“IPO”):

1. The Company issued 250,000 shares of its Common Stock to two accredited investors, pursuant to a conversion agreement under which $500,000 in principal owed to the investors under a series of bridge loan notes were converted to Common Stock concurrently with the closing of the Company’s IPO at a price of $2.00 per share. The Company issued the shares pursuant to the exemptions from registration provided by Section 4(2) and Section 4(6) (of the Securities Act of 1933, as amended (the “Act”).

2. The Company issued an aggregate of 250,696 shares of its Common Stock to three executive officers who agreed to accept shares of the Company’s Common Stock in payment for past due salaries that they had deferred in the aggregate amount of $593,751. Of these shares, 79,179 shares were issued at $1.00 per share and 171,529 shares were issued at $3.00 per share. The Company issued the shares pursuant to the exemptions from registration provided by Section 4(2) and Section 4(6) of the Act.

3. The Company issued 23,000 shares of its Common Stock to its Chief Executive Officer who had advanced the Company $69,000 to cover manufacturing costs. The shares were issued at a price of $3.00 per share. The Company issued the shares pursuant to the exemptions from registration provided by Section 4(2) and Section 4(6) of the Act.

4. The Company issued 131,215 shares of Common Stock to 10 holders of notes payable and accounts payable, all of whom had agreed to accept shares of the Company’s Common Stock in lieu of a cash payment of the obligation owed to them. The shares were issued at $3.00 per share. These investors represented to the Company that they had the knowledge and experience in business, tax and financial matters generally and in particular, with respect to investments in securities, such that they were able to evaluate the merits and risks of an investment in the securities and to make an informed decision. The Company issued the shares pursuant to the exemption from registration provided by Section 4(2) of the Act.

5. The Company issued an aggregate of 461,700 to four affiliated accredited investors who had agreed to accept the shares as payment in full for approximately $6,100,000 of indebtedness owed to them by the Company, of which $2,500,000, plus interest represented the amount due by the Company on its bank loan with Wachovia Bank. The per share price was approximately $13.21. The Company issued the shares pursuant to the exemptions from registration provided by Sections 4(2) and 4(6) of the Act.

6. Pursuant to the terms of the Certificate of Designations of Preferences of Series A Convertible Preferred Stock, as amended and restated and currently in effect, and the Certificate of Designations of Preferences of Series C Convertible Preferred Stock, as amended and restated and currently in effect, an aggregate 4,875,850 shares of Series A Convertible Preferred Stock and an aggregate of 3,623,000 shares of Series C Convertible Preferred Stock automatically converted into an aggregate of 154,613 shares of Common Stock concurrently with the closing of the IPO. The shares were issued pursuant to the exemption from registration provided by Section 3(a)(9) of the Act.

7. The Company issued 245,000 shares of its Common Stock, 245,000 five-year redeemable warrants exercisable at $1.50 and 245,000 five-year warrants exercisable at $2.00 to one accredited investor. The redeemable warrants may be called by the Company at any time after its Common Stock closes at a price of $2.00 or more for five consecutive trading days. Upon 30 days’ notice, the warrants will be redeemed, if not exercised, by the payment of $0.25 per warrant. These securities were issued upon the automatic conversion of a convertible promissory note in the face amount of $175,000. In accordance with the terms of the convertible note, upon the closing of the Company’s IPO, the note converted into $245,000 of unregistered units identical to those sold in the IPO, at the $1.00 IPO price. These securities were issued pursuant to the exemption from registration provided by Sections 4(2) and 4(6) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

NUVIM, INC.

By:	/s/ Richard P. Kundrat
Richard P. Kundrat
Chief Executive Officer

Date: June 30, 2005